EXHIBIT 23.4

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of CoreComm Limited for the registration of shares of its Common Stock (including Series A Junior Participating Preferred Stock Purchase Rights) pertaining to the CoreComm Limited 1998 Stock Option Plan, CoreComm Limited 1999 Stock Option Plan, CoreComm Limited 2000 Special ATX Stock Option Plan and CoreComm Limited 2000 Special Voyager Stock Option Plan, of our report dated March 3, 2000, with respect to the consolidated financial statements of CoreComm Limited, included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP


New York, New York
September 28, 2000